Exhibit 10.2
Confidential Treatment Requested

EXECUTION VERSION
DEVELOPMENT AND REGULATORY SERVICES AGREEMENT
     This DEVELOPMENT AND REGULATORY SERVICES AGREEMENT (this “Agreement”) is dated as of May 30, 2008 (the “Effective Date”) between Kensey Nash Corporation, a Delaware corporation, having its principal place of business at 735 Pennsylvania Drive, Exton, PA 19341 (hereinafter referred to as “KNC”), and The Spectranetics Corporation, a Delaware corporation, having its principal place of business at 96 Talamine Court, Colorado Springs, CO 80907 (hereinafter referred to as “Spectranetics”).
     WHEREAS, KNC is a company engaged in the development, marketing and sale of medical devices for a wide variety of applications;
     WHEREAS, Spectranetics is a company engaged in the development, marketing and sale of medical devices for a wide variety of applications;
     WHEREAS, KNC has expertise in developing and manufacturing medical devices and desires to develop products for Spectranetics under the terms of this Agreement;
     WHEREAS, Spectranetics and KNC are parties to an Asset Purchase Agreement by and between KNC and Spectranetics, dated as of May 12, 2008 (the “Purchase Agreement”), and a Manufacturing and Licensing Agreement, dated as of even date herewith (the “Manufacturing Agreement”);
     WHEREAS, product development and regulatory services for the Products constitute an essential element of the basis for the purchase price set forth in the Purchase Agreement, Spectranetics would like KNC to conduct certain regulatory services related to the products acquired by Spectranetics under the Purchase Agreement as well as regarding any improved products developed pursuant to this Agreement, and KNC would like to conduct such regulatory services for Spectranetics, under the terms of this Agreement;
     WHEREAS, Spectranetics would like KNC to develop for Spectranetics improvements of the products that Spectranetics acquired from KNC under the Purchase Agreement, and KNC would like to develop such improved products for Spectranetics, under the terms of this Agreement; and

     WHEREAS, as part of the development and approval process described in this Agreement, Spectranetics will need to conduct certain clinical trials, for which the parties agree to share the expenses as described herein;
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements provided herein, the parties hereto, intending to be legally bound hereby, agree as follows:

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SECTION 1. DEFINITIONS
     1.1 “Active Customers” shall mean the SafeCross Wire customers listed on Schedule A attached hereto.
     1.2 “Agreement” has the meaning set forth in the preamble hereof.
     1.3 “Approval Authority” shall mean any national (for example, the FDA), supranational (for example, the European Medicines Agency), regional, provincial, state or local regulatory agency, department bureau, commission, council, or other Government Body in any jurisdiction of the world involved in the granting of Approval or CE Marking for a Product.
     1.4 “Approval” shall mean with respect to a nation or, where applicable, a multi-national jurisdiction, any approvals, clearances, licenses, registrations, waivers or authorizations necessary for the manufacture, marketing, and sale of Products in such nation or such jurisdiction. Without limiting the foregoing, “Approval” shall include, but not be limited to, pre-market approvals, and 510(k) and special 510(k) clearances from the FDA.
     1.5 “CE Marking” shall mean a mandatory conformity mark on products which allows for the products to be sold in the market in the European Economic Area (EEA). The term is in the Medical Device Directive 93/42/EEC in 1993 and is obtained by the development and approval of a technical file or design dossier that is approved by an officially recognized European notified body.
     1.6 “Claims” shall have the meaning set forth in Section 12.1.
     1.7 “Clinical Trial Costs” means all costs directly associated with the clinical trials that are necessary in order to obtain Approvals from the FDA for the Indications described in Section 4, which costs shall include, but not be limited to, those costs set forth on Schedule 1(a) hereto; provided, however, that “Clinical Trial Costs” shall in no event include either party’s overhead or indirect costs associated with its performance hereunder.
     1.8 “Confidential Information” shall mean all oral or written information that is disclosed by either party (the “Disclosing Party”) to the other party (the “Receiving Party”), or that the Receiving Party becomes aware of as a result of its discussions and work with the Disclosing Party, and that is not generally known to the public, including but not limited to, information of a technical nature such as trade secrets; manufacturing processes or devices or know-how; techniques, data, formulas, inventions, discoveries or innovations (whether or not patentable), specifications and characteristics of current products or products under development; research projects, methods and results; matters of a business nature such as information about costs, margins, pricing policies, markets, sales, suppliers and customers; product, marketing or strategic plans; financial information; personnel records and other information of a similar nature, provided, however, that all Information, and all correspondence with Customers and Governmental Bodies, shall be deemed the Confidential Information of Spectranetics, and

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provided further that Confidential Information shall not include any information that (i) is or becomes public knowledge without breach of the Receiving Party’s obligations hereunder; (ii) is rightfully acquired by the Receiving Party from a third party that is not under a confidentiality restriction on disclosure or use; (iii) was already known to the Receiving Party prior to receipt from the Disclosing Party as evidenced by written records; (iv) is independently developed by the Receiving Party; (v) is required to be disclosed by Law, provided that notice of the requirement is promptly delivered to the Disclosing Party in order to provide the Disclosing Party with an opportunity to challenge or limit the disclosure obligations; or (vi) is disclosed or used following the Receiving Party’s receipt of express written consent from an authorized representative of the Disclosing Party. The Receiving Party shall have the burden of proof respecting any of the aforementioned events on which the Receiving Party relies as relieving it of any confidentiality restrictions hereunder. Written disclosures for which protection is sought must be obviously marked as “Confidential” or “Proprietary” and oral disclosures for which protection is sought must at the outset be clearly identified by the Disclosing Party as Confidential Information and submitted by the Disclosing Party in summary form to the Receiving Party, marked as above within thirty (30) days after disclosure; provided, however, that protection under Section 8 shall also be given to information that is not so marked if a reasonable person would assume that it is Confidential Information.
     1.9 “Design History File” or “DHF” shall mean the manufacturer’s file that contains documents or references to documents that demonstrate that the design of the device was developed in accordance with the design plan and the requirements identified as design inputs and outputs in the manufacturer’s design control process and applicable regulations.
     1.10 “Development and Regulatory Costs” shall mean the cost for the design, prototyping, development, testing and evaluation of the Products as set forth in the Development Plan and all other costs directly associated with obtaining Approvals from the FDA, including without limitation the costs set forth on Schedule 1(b) hereto; provided however, that “Development and Regulatory Costs” shall in no event include Clinical Trial Costs.
     1.11 “Development Plan” shall mean the plan for developing and obtaining Approvals from the FDA for the Products, as set forth in Schedule B. The parties may by written agreement modify and amend Schedule B from time to time throughout the Term as required to assure successful development and commercialization of the Products.
     1.12 “Development Program” has the meaning set forth in Section 3.1.
     1.13 “Development Representative” shall have the meaning set forth in Section 3.2.
     1.14 “Device Master Record” or “DMR” shall mean materials that may be used to provide device specifications and manufacturing procedures regarding the Products.
     1.15 “Effective Date” has the meaning set forth in the preamble hereof.

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     1.16 “FDA” shall mean the U.S. Food and Drug Administration, or any successor thereto, having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems, and medical devices in the United States.
     1.17 “Governmental Body” shall mean any supranational, national, regional, state or local government, court, governmental agency, authority, board, bureau, instrumentality, or regulatory body.
     1.18 “Indemnified Party” has the meaning set forth in Section 12.3.
     1.19 “Indemnifying Party” has the meaning set forth in Section 12.3.
     1.20 “Indication” shall mean the scope of an Approval, which may include, among other things, function, application or site for use.
     1.21 “Information” means all ideas, inventions, discoveries, concepts, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, designs, drawings, computer programs, skill, experience, documents, apparatus, results, clinical and regulatory strategies, results of experimentation, including without limitation samples, test data, including pharmacological, toxicological and clinical data, analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, any Device Master Records, Design History Files, financial data or descriptions, devices, assays, chemical formulations, specifications, compositions of matter, product samples and other samples, physical, chemical and biological materials and compounds, and the like, in written, electronic or other form, whether or not patentable, and all improvements thereto, in written, electronic, or any other form, and all intellectual property rights therein other than trademark rights and patent rights, in each case developed or conceived hereunder and related to the Products.
     1.22 “Intellectual Property” shall mean all inventions, discoveries and innovations (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent rights, patent applications and invention disclosures, together with all reissues, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, all registered or unregistered trademarks, trade names and service marks, including all goodwill associated therewith, and copyrights, and all applications and registrations for any of the foregoing, and any trade secrets and know-how, in each case developed or conceived hereunder and relating to the Products.
     1.23 “Invention” shall have the meaning set forth in Section 7.2.
     1.24 “KNC” shall have the meaning set forth in the preamble hereto.
     1.25 “KNC Indemnified Party” shall have the meaning set forth in Section 12.2.

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     1.26 “Law” means any law, statute, ordinance, directive, code, regulation, rule or order of any Governmental Body.
     1.27 “Licensed Intellectual Property” shall mean the Patent Rights (as defined in the Purchase Agreement) and any other Intellectual Property owned by Spectranetics, in each case solely to the extent necessary for the development of Products or the conduct of regulatory services for Spectranetics pursuant to this Agreement.
     1.28 “Manufacturing Agreement” has the meaning set forth in the recitals hereto.
     1.29 “Milestone” means each of the milestones set forth in Section 6.1.
     1.30 “Milestone Payments” has the meaning set forth in Section 6.1.
     1.31 “New Product(s)” shall mean any follow-on, modified, or improved versions of the Original Products that are developed pursuant to the Development Plan or that the parties may mutually agree in writing to be developed under this Agreement.
     1.32 “Original Products” shall mean the QuickCat Products, the ThromCat Products, the SafeCross Wires and the SafeCross Consoles.
     1.33 “Product(s)” shall mean collectively the Original Products and the New Products.
     1.34 “Purchase Agreement” shall have the meaning set forth in the preamble hereto.
     1.35 “QuickCat Products” means the QuickCat products transferred to Spectranetics pursuant to the Purchase Agreement.
     1.36 “Regulatory Representative” has the meaning set forth in Section 4.2.
     1.37 “SafeCross Consoles” means the SafeCross console products transferred to Spectranetics pursuant to the Purchase Agreement.
     1.38 “SafeCross Wires” means the SafeCross wire products transferred to Spectranetics pursuant to the Purchase Agreement.
     1.39 “Spectranetics” shall have the meaning set forth the preamble hereto.
     1.40 “Spectranetics Indemnified Party” shall have the meaning set forth in Section 12.1.
     1.41 “Term” shall have the meaning set forth in Section 2.
     1.42 “ThromCat Products” means the ThromCat products transferred to Spectranetics pursuant to the Purchase Agreement.

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     1.43 “Transaction Documents” means the Purchase Agreement and all other agreements delivered pursuant thereto, including, without limitation, this Agreement.
     1.44 “Upgrade Inventory” means the specific SafeCross Consoles listed on Schedule C hereto.
SECTION 2. TERM
     2.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated as provided in Section 11.1 or 11.2, continue until the earlier of (i) the End Date (as such term is defined in the Manufacturing Agreement) and (ii) the achievement of, and payment in full for, each Milestone (the “Term”).
SECTION 3. DEVELOPMENT PROGRAM
     3.1 Development Roles. Subject to the terms of this Agreement, KNC agrees to, in consultation with Spectranetics, work in good faith to develop the Products in accordance with the Development Plan (the “Development Program”). KNC and Spectranetics will jointly define the Products’ specifications to meet market requirements; provided that Spectranetics shall have final approval of all design inputs, including without limitation Product needs and Specifications. The parties have agreed upon a general allocation of responsibilities for such purposes as set forth in this Section 3, and a specific allocation of responsibilities for the activities under this Agreement as set forth in the Development Plan. KNC may conduct independent development work at its own expense regarding Products other than in accordance with the Development Plan, provided that (a) KNC shall regularly update Spectranetics regarding such efforts, (b) KNC shall not incorporate any modifications or additions into the Products as a result of such efforts without the prior written consent of Spectranetics on a case-by-case basis; and (c) any modifications or Inventions resulting from such independent work shall be subject to the provisions of Section 7.2 below. Spectranetics will review and advise on product development progress, including without limitation medical input to provide assistance in the definition of the end-user product requirements and marketing specifications and phase review approval in the KNC design control process. The parties shall share equally any and all Clinical Trial Costs incurred in connection with the conduct of any pre-clinical or clinical trials performed under the Development Plan for the purpose of seeking Approvals from the FDA for Products. If Spectranetics requests a material deviation from the Development Plan for a particular Product, then KNC will provide Spectranetics an estimate of the additional development and regulatory costs that would not have otherwise been incurred by KNC in the absence of such material deviation and Spectranetics will elect either (i) to bear such additional development and regulatory costs, in which case, the parties would still share Clinical Trial Costs equally, or (ii) not to proceed with the proposed change to the Development Plan.
     3.2 Development Representation. Each party shall appoint an individual to serve as its development representative (the “Development Representative”) who shall be responsible for

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working with the other party’s Development Representative in order to monitor the Development Program and the resources devoted thereto and facilitate the on-going exchange of information between the parties in connection with the Development Plan. During the course of the Development Program, the Development Representatives shall meet at times and places mutually agreed upon to discuss the progress and results of the Development Program and any modifications thereto as may be appropriate. The Spectranetics Development Representative will participate in and provide review and approval regarding Product development activities.
     3.3 Efforts. Each party will devote sufficient time, attention and qualified personnel, to meet the delivery dates for any deliverables and other matters agreed to in the Development Plan in accordance with this Agreement. The parties will provide each other with such technical support relating to the development of the Products as reasonably necessary for the parties to develop the Products. The parties acknowledge that in connection with the development of the Products, each of the parties may need access to certain Confidential Information of the other party that will be subject to the confidentiality provisions set forth in Section 8 hereof. Each party agrees to notify the other promptly of any factor, occurrence, or event coming to its attention that may affect that party’s ability to meet the requirements of the Development Plan or the Development Program generally, or that is likely to cause any material delay in the delivery of deliverables.
     3.4 Personnel and Resource Commitment. During the course of the Development Program, each party will commit an appropriate amount of personnel and other resources as reasonably necessary to meet the requirements of the Development Plan.
     3.5 Standards. All device design activities will comply with applicable Laws, including without limitation FDA (Title 21, chapter 1, subchapter H, part 820, subpart C) and ISO 13485:2003:E design control and quality regulations. The parties agree and acknowledge that the foregoing applies to all jurisdictions where KNC is selling the Products as of the Effective Date, and the parties agree to consult in advance regarding the application of Laws to any new jurisdiction where Spectranetics may in the future elect to sell the Products to ensure that the parties comply with all applicable Laws for such jurisdiction. Spectranetics shall reserve the right to audit the DMR and DHF at reasonable times and upon reasonable notice to KNC to monitor and ensure compliance.
     3.6 Sharing of Data. All data generated from the Development Program, including, but not limited to design control elements, laboratory, animal and clinical data, and also including but not limited to all regulatory submissions and correspondence to all Governmental Bodies relating to the Development Program, shall be owned by Spectranetics, copies of which KNC shall have a right to retain subject to the confidentiality obligations set forth in Section 8. To the extent that this data is generated by KNC, KNC shall promptly make such data available and share it with Spectranetics. To the extent that this data is generated by Spectranetics, Spectranetics shall promptly make such data available and share it with KNC solely for the purpose of KNC’s performance of activities under this Agreement.

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     3.7 Additional Products. From time to time, the parties may agree to jointly develop additional Product configurations. In such event, the parties shall update the Development Plan or execute an addendum to this Agreement, such update or addendum shall describe the additional Product configurations and the modifications to the Development Program required to support the development of such additional Product configurations, and funding for such additional Product development shall be shared equally.
     3.8 Development Audits.
          (a) Spectranetics will have the right to conduct, either directly or through a designee, inspections, audits, and investigations of KNC’s facilities, equipment, record-keeping procedures, and records related to the development of Products, including without limitation sites where KNC conducts clinical trials or analytical work, as Spectranetics reasonably deems necessary, on reasonable advance written notice, to monitor KNC’s progress and compliance with Law and the terms of this Agreement, or to address regulatory concerns relating to KNC’s development efforts hereunder.
          (b) Spectranetics also will have the right upon reasonable prior notice to KNC to have a representative present in KNC’s facilities related to the development of Products to observe and monitor the conduct of the development of Products to confirm compliance with Law and this Agreement. If Spectranetics identifies an issue in its inspection, audit, or investigation, KNC will address such issue promptly by proposing a solution in writing to Spectranetics. KNC will not implement the solution until Spectranetics consents to the solution, such consent not to be unreasonably conditioned, delayed or withheld. Upon receipt of Spectranetics’ consent, KNC shall implement the agreed upon solution.
          (c) Spectranetics will have the right to inspect and audit all clinical data in KNC’s control upon reasonable advance notice to KNC, during normal business hours. Additionally, KNC will provide to Spectranetics copies of all summary data generated by or on behalf of KNC in the course of performing development activities.
SECTION 4. REGULATORY SERVICES
     4.1 Regulatory Roles. Subject to the terms of this Agreement, KNC shall, in consultation with Spectranetics, work in good faith to obtain the Approvals from the FDA in accordance with this Section 4 and the Development Plan. Spectranetics will advise and provide feedback to KNC on KNC’s regulatory strategy. KNC and Spectranetics will jointly define the Indications and regulatory strategy for Approvals from the FDA; provided that Spectranetics shall have the final authority in its reasonable judgment with respect to any disputes between the parties with respect to the foregoing. For all Approvals from Approval Authorities outside of the United States, KNC will not be responsible for filings or communications, but KNC does agree to provide Spectranetics any applicable test data that KNC possesses regarding the applicable Product for Spectranetics’ filing requirements. If Spectranetics requests that additional testing be

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conducted in order to satisfy the requirements of any such Approval Authority, KNC agrees to cooperate with Spectranetics and Spectranetics will bear the reasonable expense of any such additional testing.
     4.2 Regulatory Representation. Each party shall appoint an individual to serve as its regulatory representative (the “Regulatory Representative”) who shall be responsible for working with the other party’s Regulatory Representative in order to monitor the FDA Approval progress. The Regulatory Representative will also be responsible for monitoring the resources devoted to regulatory efforts and facilitate the on-going exchange of information between the parties in connection with the FDA Approvals for the Products. During the course of the Development Program and/or the conduct of any regulatory activities under this Agreement, the Regulatory Representatives shall meet at times and places mutually agreed upon to discuss the progress and results of the regulatory services that KNC is providing and any modifications thereto as may be appropriate.
     4.3 Regulatory Efforts. Spectranetics will provide KNC with such regulatory support relating to the FDA Approval of the Products as reasonably necessary. The parties acknowledge that in connection with the FDA Approval of the Products, each of the parties may need access to certain Confidential Information of the other party that will be subject to the confidentiality provisions set forth in Section 8. Each party agrees to notify the other promptly of any factor, occurrence, or event coming to its attention that may affect that party’s ability to meet the requirements of the Development Plan or the Development Program generally, or that is likely to cause any material delay in the Approvals or the CE Marking.
     4.4 Personnel and Resource Commitments. During the course of the Development Program, each party will commit an appropriate amount of regulatory personnel and other resources as reasonably necessary to meet the requirements of the Development Plan.
     4.5 Product Approvals. KNC shall have the responsibility for seeking the FDA Approvals (but not for CE Marking or for Approvals outside of the United States) on Spectranetics’s behalf and in Spectranetics’s name for the Products and funding the Development and Regulatory Costs in connection therewith. Upon obtaining any FDA Approval, KNC will transfer to Spectranetics copies of related regulatory filings and correspondence, and to the extent not already granted, title to such filings, and correspondence, including without limitation complete submission files relating to such Approvals in agreed upon formats.
     4.6 Expanded Indication Approvals. KNC shall have the responsibility for the efforts to obtain Approval from the FDA for:
          (a) the ***** described in the Development Plan;
          (b) the ***** described in the Development Plan;

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          (c) the ***** described in the Development Plan;
          (d) ***** described in the Development Plan for the peripheral vasculature Indication; and
          (e) the ***** described in the Development Plan for either a general vascular Indication or a coronary vasculature Indication.
KNC shall pay the Development and Regulatory Costs incurred in connection with the efforts to obtain such Approvals from the FDA; however the parties agree to share equally any applicable Clinical Trial Costs to obtain such Approvals from the FDA.
     4.7 Interactions with Approval Authorities.
          (a) Subject to this Section 4.7 and Section 4.8 below, KNC will be responsible for (i) filing applications for and obtaining FDA Approval for Products, at KNC’s expense, and (ii) all substantive interactions with the FDA relating thereto. Prior to submitting any such filing or any initiating any such substantive interaction, KNC will provide to Spectranetics copies of such filing and notify Spectranetics of the content of such proposed substantive interaction. KNC will not file any such application or initiate any substantive communication without the prior written approval of Spectranetics, which will not be unreasonably withheld or delayed.
          (b) Spectranetics will cooperate, as reasonably requested by KNC, in the preparation and maintenance of such regulatory filings. In addition, at KNC’s reasonable request, Spectranetics will make appropriate personnel reasonably available for meetings with the appropriate Approval Authority related to Products. Such meetings will be organized and managed by KNC. KNC will keep Spectranetics reasonably informed, on a regular basis, of material developments relating to Product regulatory filings.
          (c) Each party will notify the other party of any written, electronic, or verbal communications to or from the FDA on matters related to a Product or which could reasonably be deemed to impact Product or its development, manufacture, or FDA Approval and will provide the other party, upon such other party’s request, with copies of any such electronic or written communications within two (2) business days of such other party’s request, or such earlier date as required by Law. Each party will have the right to comment on any proposed communication relating to a Product by the other party with the FDA pertaining to a Product, and such other party will promptly provide such party with a copy of the final such written communication. In the event that the FDA requests additional information regarding an Approval, KNC shall advise Spectranetics of the requested information and Spectranetics will work with reasonable efforts to supply the information requested by the FDA in a timely fashion to KNC. Notwithstanding anything to the contrary herein, Spectranetics shall have sole authority to determine the form and content of any communication with an Approval Authority pertaining to a Product, whether submitted by KNC or Spectranetics.

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     4.8 Approval and CE Marking Ownership. All applications made hereunder shall be under the Spectranetics name, and any Approvals and CE Marking received hereunder shall be owned by Spectranetics. Additionally, all supporting documentation, such as the DHF and the DMR, to the Approvals and CE Marking will be owned by Spectranetics.
     4.9 Compliance with Laws. Each party will comply with all Laws with respect to activities to be performed under this Agreement.
SECTION 5. SAFECROSS SYSTEM UPGRADE
     5.1 Active Customer Upgrades. Following receipt of the Approvals from the FDA contemplated in Section 4.5 for the *****, KNC shall perform and fund an upgrade to include new ***** for those certain SafeCross Consoles that are (i) owned by an Active Customer or (ii) included in the Upgrade Inventory; provided, however, that KNC shall not be required to perform or fund such upgrade with respect to SafeCross Consoles of any Active Customer unless Spectranetics has first used commercially reasonable efforts to sell such upgrades at their cost to each Active Customer.
     5.2 New Customer Upgrades. Spectranetics shall be responsible for, and shall pay for, any upgrade of SafeCross Consoles that are not owned by an Active Customer or included in the Upgrade Inventory.
SECTION 6. ADDITIONAL PAYMENTS AND REPORTING
     6.1 Milestone Payments. Spectranetics agrees to make the following payments to KNC (each a “Milestone Payment”):
          (a) two million dollars ($2,000,000) within ten (10) days following the receipt of an Approval from the FDA for the ***** described in the Development Plan;
          (b) two million dollars ($2,000,000) within ten (10) days following the receipt of an Approval from the FDA for the ***** described in the Development Plan;
          (c) one million dollars ($1,000,000) within ten (10) days following the receipt of an Approval from the FDA the ***** described in the Development Plan;
          (d) one million dollars ($1,000,000) within ten (10) days following the receipt of an Approval from the FDA for the ***** described in the Development Plan for the *****; and
          (e) two million dollars ($2,000,000) within ten (10) days following the receipt of an Approval from the FDA of a ***** described in the Development Plan for *****.

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     6.2 Currency and Method of Payments. All payments under this Agreement shall be made in United States dollars by transfer to such bank account as KNC may designate from time to time.
     6.3 Clinical Trial Cost Reimbursement. Before commencing clinical trials with respect to any particular Product, Spectranetics and KNC shall negotiate with each other in good faith to agree on preliminary estimates regarding the scope, budget, allocation of expenses and methods of reimbursement in connection with such clinical trials, subject in each case to KNC’s agreement as set forth in Sections 3.1 and 4.6 to share one-half of the Clinical Trial Costs. Each party agrees that actual Clinical Trial Costs may not equal the preliminary estimates and that, except for additional Clinical Trial Costs that may be incurred following a termination event pursuant to Section 11.1(b), where the KNC portion of any additional, post-termination Clinical Trial Costs would be credited against the Revenue Share as set forth in Section 11.1(b), each party’s one-half share of incurred Clinical Trial Costs is non-refundable regardless of clinical trial or Approval outcome.
SECTION 7. INTELLECTUAL PROPERTY RIGHTS
     7.1 Licenses.
          (a) Subject to the terms and conditions of this Agreement, Spectranetics hereby grants to KNC a non-exclusive license under and to the Licensed Intellectual Property, without the right to grant sublicenses, to make, use, and import Products solely to the extent necessary to perform its obligations under the Development Plan during the Term.
          (b) Subject to the terms and conditions of this Agreement, Spectranetics hereby grants to KNC a non-exclusive license under and to the Licensed Intellectual Property, without the right to grant sublicenses, to modify, reproduce, distribute, transmit, display, and produce derivative works of design documents and other copyrighted materials and documentation of Spectranetics solely to the extent necessary to perform its obligations under this Agreement.
          (c) KNC shall have no right to grant sublicenses under the license rights granted to KNC pursuant to Section 7.1(a) and (b) without the express prior written consent of Spectranetics, such consent to be granted or withheld in Spectranetics’ sole discretion.
     7.2 Inventions. Spectranetics shall own the entire right, title and interest in and to any and all inventions relating the Products developed hereunder and any Intellectual Property relating thereto (collectively, “Inventions”). KNC hereby assigns, and shall assign, to Spectranetics all of its right, title, and interest in, to, and under any and all Inventions that are conceived, reduced to practice, or otherwise developed by KNC hereunder, either solely or jointly. KNC shall enter into binding agreements obligating all employees, consultants and contractors performing activities under or contemplated by this Agreement, including without limitation activities related to Products, to assign his or her interest in any invention conceived or

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reduced to practice in the course of such activities to KNC or Spectranetics. Without additional consideration, KNC shall, and shall cause its sublicensees, Affiliates, independent contractors, employees and agents to, cooperate with Spectranetics and take all reasonable additional actions and execute such agreements, instruments and documents as may be reasonably required to perfect Spectranetics’ right, title and interest in and to Inventions as Spectranetics has pursuant to this Section 7.2.
     7.3 Patent Prosecution and Maintenance. As between the parties, Spectranetics shall have the sole right, but not the obligation, to file applications for and to control the prosecution and maintenance of any and all patents in the Licensed Intellectual Property or claiming any Inventions, and shall be responsible for any related interference proceedings. In the event Spectranetics chooses not to take any of such protective actions with respect to any of the patents, Licensed Intellectual Property or Inventions, KNC shall have the right to take such action, at its sole expense. If such action by KNC results in any patent, Licensed Intellectual Property or Invention being registered in the name of KNC, KNC shall promptly assign all of its right, title and interest to such patent, Licensed Intellectual Property or Invention to Spectranetics in exchange for a perpetual, non-exclusive, royalty-free license, in such patent, Licensed Intellectual Property or Invention, subject to the non-competition and license restrictions set forth in the Non-Competition Agreement and the License Agreement, respectively, between the parties dated as of even date herewith.
     7.4 Infringement Actions. At any time during the Term, if either party determines that a third party is or may be infringing any patent, or may have misappropriated any other right, within the Licensed Intellectual Property or any patent filed under Section 7.3, such party shall promptly provide written notice thereof to the other party.
     7.5 No Other Rights. Except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted by implication, estoppel, or otherwise under this Agreement by Spectranetics to KNC.
SECTION 8. CONFIDENTIAL INFORMATION
     8.1 The parties agree:
          (a) To receive and hold all Confidential Information in strict confidence and to disclose such Confidential Information only to its employees and representatives who have a need to know the Confidential Information. Without affecting the generality of the foregoing, the Receiving Party will exercise no less care to safeguard the Confidential Information than it exercises in safeguarding its own Confidential Information and will be responsible for any breach of the provisions of this Section 8 by its employees and representatives (including its employees who, subsequent to the first disclosure of Confidential Information, become former employees);

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          (b) That the Receiving Party shall not, directly or indirectly, disclose or use the Confidential Information, in whole or in part, for any purposes other than those contemplated herein. Without affecting the generality of the foregoing, the Receiving Party shall not, directly or indirectly, disclose any such Confidential Information to any third party or use the Confidential Information for the benefit of any third party;
          (c) That neither party shall, without the prior written consent of the other party, disclose to any third party the fact that the Confidential Information has been made available or any of the terms, conditions or other facts with respect to the business relationship of the parties. Any approved disclosure made shall be no more extensive than is necessary to meet the minimum requirement imposed on the party making such disclosure;
          (d) That money damages would not be a sufficient remedy for a breach of this Section 8 and that the non-breaching party shall be entitled to seek equitable relief (including, but not limited to, a temporary restraining order or an injunction or specific performance), without posting bond or establishing monetary damages, in the event of any breach of the provisions of this Section 8;
          (e) The furnishing of Confidential Information hereunder shall not constitute or be construed as a grant of any express or implied license or other right, or a covenant not to sue or forbearance from any other right of action by the Disclosing Party to the Receiving Party under any of the Disclosing Party’s patents or other Intellectual Property rights;
          (f) Upon the Disclosing Party’s request at any time, or upon termination or expiration of this Agreement, the Receiving Party shall immediately return all written, graphic and other tangible forms of the Confidential Information (and all copies thereof) in the Receiving Party’s possession or control except for one copy which may be retained for legal archival purposes only; and
          (g) The obligations of the Receiving Party regarding disclosure and use of Confidential Information shall survive the expiration or termination of this Agreement and shall continue for ten (10) years after the date of expiration or termination, as applicable, of this Agreement.
SECTION 9. WARRANTIES AND REPRESENTATIONS
     9.1 Each party represents and warrants that it is and will remain in material compliance with all applicable Laws as they may apply to this Agreement.
     9.2 KNC and Spectranetics each represent and warrant for itself that (i) it is duly incorporated and validly existing and in good standing under the Laws of the state of its incorporation, (ii) it has the full right, power, and authority to execute and perform this Agreement, (iii) this Agreement does not conflict with or otherwise result in a breach of any agreement to which such party is a party or to which it is bound, and (iv) this Agreement

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represents a valid, legally binding obligation of it, enforceable against it in accordance with its terms.
     9.3 EXCEPT FOR THE WARRANTIES EXPRESSLY MADE IN THIS SECTION 9, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED. SPECIFICALLY, KNC MAKES NO WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE EVEN WHEN THE USE OR PURPOSE IS KNOWN TO KNC.
     9.4 Additional Representations, Warranties and Covenants of KNC. KNC represents and warrants to Spectranetics that:
          (a) KNC has obtained all licenses, authorizations, and permissions necessary or requisite in law for meeting and performing its obligations under this Agreement, and all such licenses, authorizations, and permissions are in full force and effect and shall be kept in full force and effect during the term of this Agreement; and
          (b) in connection with the performance of its activities under this Agreement, KNC has not used, and during the Term, and in the performance of its activities under this Agreement, KNC will not use, any employee or consultant that is debarred by any Approval Authority or, to the best of its knowledge, is the subject of debarment proceedings by any Approval Authority. If KNC learns that any of its employees or consultants performing activities under this Agreement on its behalf has been debarred by any Approval Authority, or has become the subject of debarment proceedings by any Approval Authority, KNC will prohibit such employee or consultant from continuing to perform activities under this Agreement on its behalf and will promptly notify Spectranetics thereof.
     9.5 EXCEPT FOR BREACHES OF LICENSE RESTRICTIONS OR CONFIDENTIALITY OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS OR REVENUES, WHETHER ARISING IN CONTRACT (INCLUDING WITHOUT LIMITATION BREACH OF CONTRACT OR BREACH OF WARRANTY), IN TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE AND STRICT LIABILITY), OR ANY OTHER THEORY OF RELIEF, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF AS A RESULT ANY REMEDY ARISING HEREUNDER OR UNDER APPLICABLE LAW FAILS FOR ITS ESSENTIAL PURPOSE. THE FOREGOING LIMITATIONS ON KNC’S LIABILITY SHALL NOT APPLY IN THE EVENT THAT KNC HAS INTENTIONALLY OR WILLFULLY BREACHED THIS AGREEMENT BY FAILING TO PERFORM ITS OBLIGATIONS HEREUNDER, OR HAS BEEN GROSSLY NEGLIGENT IN PERFORMANCE OF ITS DUTIES HEREUNDER.

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SECTION 10. ASSIGNMENT
     10.1 Neither of the parties may assign or transfer this Agreement, in whole or in part, to a third party without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Spectranetics may assign this Agreement to a successor in interest without KNC’s consent upon any merger, acquisition, reorganization, change of control or sale of all or substantially all of the assets of Spectranetics related to the Products.
     10.2 This Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto, whether so expressed or not. Any assignment not in accordance with Section 10.1 will be null and void.
SECTION 11. TERMINATION
     11.1 Termination by KNC.
          (a) KNC shall have the right, but not the obligation, to terminate this Agreement upon sixty (60) days written notice by certified mail in accordance with Section 13.3 to Spectranetics, under the following circumstances, unless the circumstances are remedied or cured within said sixty (60) day notice period:
               (i) if any amounts due KNC hereunder are unpaid within the periods provided for herein;
               (ii) if Spectranetics declares bankruptcy, Spectranetics makes an assignment for the benefit of its creditors, if any proceedings take place for reorganization or arrangement for the appointment of a receiver or trustee to take possession of Spectranetics’ assets, or any other proceeding under Law for the relief of creditors shall be instituted; and
               (iii) if Spectranetics materially breaches its obligations under this Agreement.
          If the FDA finally denies Approval for *****, that shall not be a termination for cause event, but KNC acknowledges that no Milestone Payment will be payable for ***** and Spectranetics acknowledges that absent material uncured breach of this Agreement by KNC leading to such denial, KNC shall have no liability to Spectranetics (other than for reimbursement of its one-half share of the accrued Clinical Trial Costs) related to such denial.
          (b) KNC shall also have the right, but not the obligation, to terminate its obligations under this Agreement with respect to any particular Milestone upon sixty (60) days written notice by certified mail in accordance with Section 13.3 to Spectranetics if KNC determines in its reasonable judgment that it is not commercially reasonable to continue attempting to achieve such Milestone. In the event that KNC exercises its right to terminate the

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Agreement pursuant to this Section 11.1(b) and such Milestone is thereafter accomplished by or on behalf of Spectranetics, then following such accomplishment Spectranetics shall have the right to deduct from any Revenue Share (as defined in the Manufacturing Agreement) payable with respect to the particular units of ***** sold as a result of the achievement of such Milestone an amount equal to the Development and Regulatory Costs, and half of the Clinical Trial Costs, reasonably incurred and documented by Spectranetics in order for such Milestone to be achieved.
     11.2 Termination by Spectranetics. Spectranetics shall have the right, but not the obligation, to terminate this Agreement upon sixty (60) days written notice by certified mail to KNC under the following circumstances, unless the circumstances are remedied or cured within said sixty (60) day notice period:
          (a) if KNC declares bankruptcy, KNC makes an assignment for the benefit of its creditors, if any proceedings take place for reorganization or arrangement for the appointment of a receiver or trustee to take possession of KNC’s assets, or any other proceeding under Law for the relief of creditors shall be instituted; or
          (b) if KNC materially breaches its obligations under this Agreement.
     11.3 Consequences of Termination. Upon expiration or any termination of this Agreement, KNC will transfer to Spectranetics any Intellectual Property and Information to which it is entitled pursuant to Section 7.2, and will, at Spectranetics reasonable expense if termination resulted from Spectranetics’s material breach of this Agreement, provide reasonable assistance, including without limitation training and education, to enable it or its third party sublicensees or contractors to continue development activities for the Products, including without limitation transferring to Spectranetics all related regulatory filings, correspondence and Approvals and CE Marking for Products and title to such filings, correspondence and Approvals and CE Marking that have not been previously transferred pursuant to Section 4. Until such transfer is completed, KNC will continue for a period of three (3) months to conduct its development responsibilities under this Agreement as requested by and at the direction of Spectranetics. In such case, Spectranetics may on its own select and negotiate with a third party collaborator to develop Products, at a time determined by Spectranetics in its sole discretion. Effective as of the effective date of such expiration or termination, to the extent that KNC has not transferred or licensed all applicable Intellectual Property to Spectranetics, then KNC will be deemed automatically to grant to Spectranetics an exclusive, sublicenseable license, under all Intellectual Property owned or controlled by KNC, to make, have made, use, sell, offer for sale, and import Products. Upon termination of this Agreement resulting from Section 11.1(a) above, Spectranetics agrees to pay to KNC the reasonable Development and Regulatory Costs incurred by KNC for development and regulatory services efforts for which Milestones Payments had not yet been earned at the effective date of termination.

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     11.4 Accrued Rights. Termination or expiration of this Agreement for any reason will not relieve a party from accrued payment obligations or from obligations which are expressly indicated to survive termination or expiration of this Agreement.
     11.5 Survival. In addition to the rights otherwise specified to survive herein, the following Sections of this Agreement shall survive its termination or expiration: Sections 1, 3.8, 4.8, 7.2, 7.3, 7.5, 8 (for the period set forth in Section 8.1(g)), 9, 10, 11.1(b), 11.3, 11.4, 11.5, 12, and 13.
SECTION 12. INDEMNIFICATION
     12.1 KNC agrees to indemnify, defend and hold Spectranetics and any of its officers, directors, affiliates, employees, sales agents, successors and permitted assigns (each, a “Spectranetics Indemnified Party”) harmless from and against any and all claims, suits, actions or proceedings (“Claims”) of third parties for any Losses (as defined in the Purchase Agreement) arising out of or resulting from: (i) any KNC breach of a representation, warranty, covenant or obligation in this Agreement; or (ii) any gross negligence, recklessness or wrongful intentional acts or omissions of KNC or its representatives, directors, officers, employees and agents, in connection with the activities contemplated under this Agreement, in each case, only to the extent not due to the gross negligence, recklessness or wrongful intentional acts or omissions of an Spectranetics Indemnified Party, or to the extent such Claims are otherwise subject to indemnification under Section 12.2.
     12.2 Spectranetics agrees to indemnify, defend and hold KNC and any of its officers, directors, affiliates, employees, sales agents, successors and permitted assigns (each, a “KNC Indemnified Party”) harmless from and against any and all Claims of third parties for any Losses arising out of or resulting from: (i) any Spectranetics breach of a representation, warranty, covenant or obligation in this Agreement; or (ii) any gross negligence, recklessness or wrongful intentional acts or omissions of Spectranetics or its representatives, directors, officers, employees and agents, in connection with the activities contemplated under this Agreement, in each case, only to the extent not due to the gross negligence, recklessness or wrongful intentional acts or omissions of a KNC Indemnified Party, or to the extent such Claims are otherwise subject to indemnification under Section 12.1.
     12.3 To receive the indemnities contained in this Section 12, the party entitled to indemnification hereunder (the “Indemnified Party”) must provide the party obligated to provide indemnification hereunder (the “Indemnifying Party”) with (i) reasonably prompt notice in writing of any such claim or action (provided that the failure to give a such notice promptly shall not prejudice the rights of the Indemnified Party except to the extent that the failure to give such prompt notice materially adversely affects the ability of the Indemnifying Party to defend the claim or suit), (ii) information and reasonable assistance, at the Indemnifying Party’s expense, as necessary or appropriate to defend or settle such claim or action, and (iii) full authority to defend or settle the claim or suit. The Indemnified Party shall have the right to employ separate counsel

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and participate in the defense of any claim or action, at its own expense. Except as provided in the last sentence of this Section 12.3, the Indemnified Party may not settle any claim or action under this Section 12 on behalf of the Indemnifying Party without first obtaining the Indemnifying Party’s written permission, and so long as the Indemnifying Party is diligently conducting a defense as provided herein, it shall not be liable for the attorneys’ fees or expenses of the Indemnified Party. If an Indemnified Party provides notice of an indemnification claim in accordance herewith and is not notified within ten (10) days that the Indemnifying Party intends to defend such claim, the Indemnified Party shall be entitled to defend, settle and/or compromise such claim, subject to the indemnification provided for herein.
SECTION 13. MISCELLANEOUS PROVISIONS
     13.1 Independent Contractor. Neither party shall have the right, power or authority to assume or create any obligations or responsibility expressed or implied, on behalf of, or in the name of, the other party, or to bind the other party in any manner or to any extent whatsoever, without the prior written approval and acceptance of the other party. Each of the parties hereto is an independent contractor for the purposes of this Agreement and nothing contained herein shall be deemed or construed to create the relationship of agency, partnership or joint venture or any other association except that of an independent contractor relationship.
     13.2 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on each party only if such amendment or waiver is set forth in a writing executed by such parties. Waiver of a breach of this Agreement shall not constitute a waiver of any other subsequent breach of this Agreement. The waiver of any provision of this Agreement shall not constitute a continuing waiver of that provision or a waiver of any other provision of this Agreement.
     13.3 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, mailed by overnight mail, return receipt requested, or sent via confirmed facsimile. Notices, demands and communications will, unless another address is specified in writing, be sent to the addresses set forth as follows:

If to Spectranetics:	John G. Schulte
President and CEO
Spectranetics Corporation
96 Talamine Court
Colorado Springs, CO 80907
Facsimile: (719) 447-2070

With a copy to:	Roger Wertheimer
Vice President, General Counsel

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Spectranetics Corporation
96 Talamine Court
Colorado Springs, CO 80907
Facsimile: (719) 447-2070

If to KNC:	Joseph W. Kaufmann
President and CEO
Jeffrey Kelly
V.P., Intellectual Property
Kensey Nash Corporation
735 Pennsylvania Dr.
Exton, PA 19341
Facsimile: 484.713.2901

With a copy to:	David R. Shevitz
Kimberly T. Smith
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, IL 60661
Facsimile: 312.902.1061
     13.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     13.5 Complete Agreement. This Agreement, along with the other Transaction Documents, contains the complete agreement between KNC and Spectranetics and supersedes all prior and contemporaneous understandings, agreements and representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
     13.6 Counterparts; Electronic Delivery. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same instrument. Signatures sent by facsimile transmission, by email of a .pdf, .tiff or similar file or other electronic transmission shall be deemed to be original signatures.
     13.7 Governing Law. The law of the State of Delaware will govern, without regard to the conflicts of law provisions thereof, all questions concerning the construction, validity and

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interpretation of this Agreement and the performance of the obligations imposed by this Agreement.
     13.8 Dispute Resolution. Except where pursuant to the terms of this Agreement it is entitled to injunctive relief, prior to commencing any litigation in connection with this Agreement, each party hereto shall use commercially reasonable efforts to cause its chief executive officer to confer with the chief executive officer of the other party for a period of at least thirty (30) days, and each party hereto shall use its commercially reasonable efforts to resolve such dispute. During such thirty (30) day period, the party seeking to commence such litigation shall attend no fewer than three (3) full business days of meetings at the other party’s principal executive offices. Only after compliance with the provisions of this Section 13.8 may a party hereto commence an action in connection with this Agreement
     13.9 Headings. Section headings used in this Agreement are for convenience only and form no part or in any way modify or define the text of meaning or any provision of this Agreement.
     13.10 Force Majeure. Neither party shall be liable or deemed in default for failure to perform any duty or obligation that such party may have under this Agreement where such failure has been directly or indirectly caused by any act of God, fire, inevitable accident, or war. The party whose performance has been so interrupted shall give the other party prompt notice of the interruption and the cause thereof, and shall use its commercially reasonable efforts to resume full performance of this Agreement as soon as possible. In addition, if a party’s supplier suffers a force majeure event as defined above that shall constitute a force majeure event for the affected party hereunder, provided that the party whose supplier has suffered the force majeure event shall have ninety (90) days to resolve the supplier issue or replace the supplier.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives as of the Effective Date.

THE SPECTRANETICS CORPORATION		KENSEY NASH CORPORATION

By: Name:	/s/ Guy A. Childs Guy A. Childs	By: Name:	/s/ Joseph W. Kaufmann Joseph W. Kaufmann
Title:	Vice President and Chief Financial Officer	Title:	Chief Executive Officer, President and Secretary
DEVELOPMENT AGREEMENT

SCHEDULE 1(a) – EXAMPLES OF CLINICAL TRIAL COSTS
SCHEDULE 1(b) – EXAMPLES OF DEVELOPMENT AND REGULATORY COSTS

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SCHEDULE A
ACTIVE CUSTOMERS
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SCHEDULE B
DEVELOPMENT PLAN
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SCHEDULE C
UPGRADE INVENTORY
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